Exhibit 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     You should read the following discussion and analysis together with the financial data in the section labeled “Selected Financial Data,” with the risk factors set forth in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended July 31, 2006, and with our audited Consolidated Financial Statements and Notes thereto.
     Zila, Inc. is a leading cancer diagnostic company initially focused on oral cancer. In this report, “Zila,” the “Company,” “we,” “us,” or “our” refer to Zila, Inc. and its wholly-owned subsidiaries. Zila, Inc. is a holding company that conducts its business operations through two Business Units: Pharmaceuticals and Biotechnology. As more fully described below, we completed the disposition of our Nutraceuticals Business Unit on October 2, 2006.
     The Pharmaceuticals Business Unit (“Pharmaceuticals”) manufactures and markets the chemiluminescent disposable light product, ViziLite® Plus with T-Blue 630™ , for the illumination and marking of oral mucosal abnormalities, and Peridex® prescription mouth rinse.
     The Biotechnology Business Unit is our research, development and licensing division specializing in pre-cancer/cancer detection through our patented Zila Tolonium Chloride (“ZTC™”) and OraTest® technologies.
Sale of Nutraceuticals Business Unit
     We believe that our future core operations and our products with the greatest potential lie within the Pharmaceutical and Biotechnology Business Units. Accordingly, during the second half of fiscal 2006 we engaged in a process to divest the Nutraceuticals Business Unit and entered into a definitive agreement with NBTY, Inc. that provided for the sale of all the common stock of Zila Nutraceuticals, Inc. Following approval of our shareholders, on October 2, 2006, we completed the sale for a purchase price of $40.5 million with $37.5 million paid in cash at close (subject to a working capital adjustment) and the remaining $3 million may be paid through an earn-out formula that is dependent upon the future performance of the business. We recognized a pre-tax gain of approximately $11 million.
Product Development
     We made significant progress in the furtherance of our OraTest® regulatory program during fiscal 2006. In our second fiscal quarter, we successfully reached agreement with the Food and Drug Administration (“FDA”) on the design and size of the new phase III clinical trial under the FDA’s special protocol assessment (“SPA”) process and commenced patient enrollment. The SPA trial is expected to provide the primary basis for safety and efficacy in the OraTest new drug application (“NDA”). Prior studies will also be submitted in the NDA and are expected to support the product’s safety and efficacy. The revised regulatory program is designed to reduce the duration and the cost of the original program while improving the potential market size by assessing the efficacy of OraTest® in staining cancerous and pre-cancerous oral lesions in a population of tobacco users and alcohol drinkers. We believe that we can complete the current study enrollment in approximately one year from the beginning of enrollment from most clinical sites in spring 2006, although no assurances can be given in this regard. The on-going trial is expected to require less than 4,000 patients who generally undergo a single visit and may include up to two interim analyses. We have made significant progress in enrolling patients in the study and we are approaching a point where an interim analysis of the test results may be required. Upon completion of the clinical program and assuming that all required clinical requirements are achieved, we estimate that it will require approximately six months to complete our clinical, non-clinical and chemistry, manufacturing and controls (“CMC”) objectives in order to prepare the NDA supplement for submission to the FDA.
Other Disposition
     On July 21, 2006, our subsidiary Zila Swab Technologies, Inc. sold substantially all of the assets and certain defined liabilities of its IST swab operations to Great Midwest Packaging, an Illinois limited liability corporation for approximately $642,000 in cash subject to certain working capital adjustments. The sale resulted in a pre-tax loss of $629,000 that is reported as a loss on disposal in discontinued operations.
Results of Operations
Fiscal Year Ended July 31, 2006 Compared to Fiscal Year Ended July 31, 2005
     The following tables summarize our results of operations and related statistical information for the fiscal years ended July 31, 2006 and 2005 (dollars in thousands):

	Fiscal Years Ended July 31,
		Percent		Percent
		of		of
		Net		Net	%
	2006	Revenues	2005	Revenues	Change
Net revenues	$6,716	100%	$5,018	100%	34
Cost of products sold	3,173	47	1,795	36	(77)

Gross profit	3,543	53	3,223	64	10
Operating expenses:

	Fiscal Years Ended July 31,
		Percent		Percent
		of		of
		Net		Net	%
	2006	Revenues	2005	Revenues	Change
Marketing & selling	6,336	94	2,652	53	139
General & administrative	11,015	164	8,910	178	24
Research & development	7,158	107	6,696	133	7
Depreciation & amortization	1,458	22	1,283	26	14

	25,967	387	19,541	390	33

Loss from operations	(22,424)	(334)	(16,318)	(326)	(37)
Other income (expense), net	(2,275)	(34)	32	1	(7,209)

Loss from continuing operations before income taxes	$(24,699)	(368)	$(16,286)	(325)	(52)

Consolidated
     Net revenues increased 34% to $6.7 million for fiscal 2006, compared to revenues of $5.0 million for fiscal 2005. For fiscal 2006, net revenues increased 34% in the Pharmaceuticals Business Unit, driven by an increase of 128% in ViziLite® sales.
     Gross profit as a percentage of net revenues decreased to 53% for fiscal 2006 compared to 64% for the prior year. Gross profit percentages declined in the Pharmaceuticals business Unit due to incentives that were offered in connection with the ViziLite® Plus launch.
     Marketing and selling expenses were $6.3 million, or 94% of net revenues, for fiscal 2006 and $2.7 million, or 53% of net revenues, for fiscal 2005. This increase resulted from higher expenditures levels in the Pharmaceuticals Business Unit as we continue our campaign to establish ViziLite® as the standard of care for dental offices in the detection of oral abnormalities.
     General and administrative expenses were $11.0 million, or 164% of net revenues, for fiscal 2006, and $8.9 million, or 178% of net revenues, for fiscal 2005. Cost reduction measures undertaken during the year were offset by increased expenses related primarily to (i) additional professional, business development and consulting fees, (ii) the addition of senior leadership personnel, (iii) growth in support functions for our regulatory program and for our ViziLite® product line, and (iv) stock compensation expense recognized under SFAS No. 123R.
     Research and development expenses were $7.2 million, or 107% of net revenues, for fiscal 2006, and $6.7 million, or 133% of net revenues, for fiscal 2005. Research and development expenditures increased as a result of the commencement and advancement of our OraTest® regulatory program.
     Depreciation and amortization expense increased $175,000, or 14%, to $1.5 million for fiscal 2006. These increases were attributable primarily to additions of property and equipment and patents and trademarks Pharmaceuticals and Biotechnology Business Units.
     Other expense for fiscal 2006 was $2.3 million compared to $32,000 in the prior year. Our new term loan facility resulted in a significant increase in interest expense. In addition to the stated interest due on the term loan facility, interest expense includes the amortization of debt issue costs and the debt discount which resulted from the issuance of the stock purchase warrant in connection with the term loan facility.
Pharmaceuticals
     Selected financial information for the Pharmaceuticals Business Unit follows for the fiscal years ended July 31, 2006 and 2005 (dollars in thousands):

	Fiscal Years Ended July 31,
			%
	2006	2005	Change
Net revenues	$6,716	$5,018	34
Gross profit	3,550	3,223	10
Gross profit %	53%	64%
Loss from operations before income taxes	(5,427)	(1,011)	(437)
     The Pharmaceuticals Business Unit competes in multiple markets (direct to dental professionals and sales to dental distributors via independent representatives) with three distribution methods (wholesalers, distributor arrangements, and manufacturer representatives). The key factors influencing the Pharmaceuticals Business Unit’s financial performance and operations during fiscal 2006 include:
•	Introduced our ViziLite® Plus product at the October 2005 annual meeting of the American Dental Association and commenced sales in our second fiscal quarter. ViziLite® Plus combines the oral screening technology of ViziLite, an advanced biophotonic light technology, with TBlue630tm, a marking system using Zila® Tolonium Chloride, the only patented pharmaceutical-grade form of toluidine blue used in marking lesions identified during a ViziLite examination;

•	Targeted key geographical markets that have demonstrated early acceptance of ViziLite® and placed Specialists into 11 key markets as part of our strategy to establish ViziLite® as the standard of care for dental offices in the detection of oral abnormalities;

•	Increased dental office awareness of ViziLite® Plus to greater than 50% of dentists nationally;

•	Expanded ViziLite® distribution into 500 of the nation’s group dental practices;

•	Expanded insurance reimbursement for ViziLite® Plus regionally and nationally;

•	Established an exclusive supply agreement with Aven Dental S.A of Athens, Greece for the distribution of Peridex in Greece. Aven Dental S.A. was founded in 1979 to provide leading dental products to the Greek market. Aven currently represents many well-known companies and brands including Rembrandt, Parkell, and Orascoptic; and

•	Divested IST in July 2006 as part of our ongoing strategy to focus on our core products with the greatest growth potential. (IST is presented as discontinued operations in the accompanying financial statements and no longer part of the Pharmaceuticals Business Unit.).
     Net revenues for fiscal 2006 for the Pharmaceuticals Business Unit increased 34% to $6.7 million compared to $5.0 million for fiscal 2005. This increase resulted primarily from the increase of $1.5 million or 128% in net revenues from ViziLite® driven largely by sales and marketing efforts. The growth in ViziLite® net revenues continues through the launch of ViziLite® Plus with T-Blue630tm and our strategy of educating the dental professional and broadening distribution channels. In the fourth quarter of fiscal 2006, we began to prepare for the acquisition of a company with a national sales force that would provide us the option to sell ViziLite Plus® directly to dentists. We focused our fourth quarter sales and marketing efforts toward ViziLite® Plus adoption and integration within dental offices resulting in continued increases in acceptance, growth and repeat orders by dental offices from dental distributors. However, deliberate reductions in sales to our existing distribution channel were made as we optimized our flexibility to potentially modify our means of distribution. The upward trend of quarterly ViziLite® /ViziLite® Plus revenues generated during the preceding seven quarters has been disrupted by these strategic measures.
     Gross profit as a percentage of net revenues for the Pharmaceuticals Business Unit decreased to 53% during fiscal 2006 from 64% for fiscal 2005, primarily due to incentives offered to dentists in support of ViziLite® Plus as well as due to one-time cost of certain T-Blue630tm swabs that were provided to existing ViziLite® users upon the launch of ViziLite® Plus.
     Operating loss before incomes taxes for the Pharmaceuticals Business unit was $5.4 million for fiscal 2006 compared to $1.0 million for the prior fiscal year. The increased net loss for fiscal 2006 is attributable to increased selling and marketing expenditures and general and administrative expenses as we execute our strategy to establish ViziLite® Plus with T-Blue630tm as the standard of care for oral abnormality screening.
Biotechnology
     Selected financial information for the Biotechnology Business Unit follows for the fiscal years ended July 31, 2006 and 2005 (dollars in thousands):

	Fiscal Years Ended July 31,
			%
	2006	2005	Change
Net revenues	$—	$—	—
Research and development expense	7,154	6,696	7
Loss from continuing operations before income taxes	(9,336)	(8,541)	(9)
     A number of factors influenced the financial results for the Biotechnology Business Unit in fiscal 2006, including:

•	We made significant progress in the furtherance of our OraTest® regulatory program during fiscal 2006. In our second fiscal quarter, we successfully reached agreement with the Food and Drug Administration (“FDA”) on the design and size of the new phase III clinical trial under the FDA’s special protocol assessment (“SPA) process and commenced patient enrollment. The SPA trial is expected to provide the primary basis for safety and efficacy in the OraTest new drug application (“NDA”). Prior studies will also be submitted in the NDA and are expected to support the product’s safety and efficacy. The revised regulatory program is designed to reduce the duration and the cost of the original program while improving the potential market size by assessing the efficacy of OraTest® in staining cancerous and pre-cancerous oral lesions in a population of tobacco users and alcohol drinkers. We believe that we can complete the current study enrollment in approximately one year from the beginning of enrollment from most clinical sites in spring 2006, although no assurances can be given in this regard. The on-going trial is expected to require less than 4,000 patients who generally undergo a single visit and may include up to two interim analyses. We have made significant progress in enrolling patients in the study and we are approaching a point where an interim analysis of the test results may be required. Upon completion of the clinical program and assuming that all required clinical requirements are achieved, we estimate that it will require approximately six months to complete our clinical, non-clinical and chemistry, manufacturing and controls (“CMC”) objectives in order to prepare the NDA supplement for submission to the FDA.

•	We continued efforts to re-commission our manufacturing facility as we prepare to commercialize OraTest® .

•	We continued efforts to determine and complete the remaining clinical, non-clinical and CMC requirements for the NDA.
     Research and development expenses were $7.2 million in fiscal 2006, an increase of 7% over $6.7 million for fiscal 2005. The increased expenses principally reflect our efforts to prepare for and launch the new clinical trial and regulatory program and our efforts to re-commission our manufacturing facility as we prepare to commercialize OraTest® .
     The loss from operations before income taxes for the Biotechnology Business Unit was $9.3 million for fiscal 2006, a 9% increase over the $8.5 million for fiscal 2005. This was driven by increased costs of the regulatory program related to the OraTest® product.
Results of Operations
Fiscal Year Ended July 31, 2005 Compared to Fiscal Year Ended July 31, 2004
     The following tables summarize our results of operations and related statistical information for the fiscal years ended July 31, 2005 and 2004 (dollars in thousands):

	Fiscal Years Ended July 31,
		Percent of		Percent of
		Net		Net	%
	2005	Revenues	2004	Revenues	Change
Net revenues	$5,018	100%	$4,249	100%	18
Cost of products sold	1,795	36	1,339	32	(34)

Gross profit	3,223	64	2,910	68	11
Operating expenses:
Marketing & selling	2,652	53	1,283	30	107
General & administrative	8,910	178	7,746	182	15
Research & development	6,696	133	5,476	129	22
Depreciation & amortization	1,283	26	1,112	26	15

	19,541	390	15,617	367	25

Loss from operations	(16,318)	(326)	(12,707)	(299)	(28)
Other income (expense), net	32	1	234	5	(86)

Loss from continuing operations before income taxes	$(16,286)	(325)	$(12,473)	(294)	(31)

Consolidated
     Net revenues increased 18% to $5.0 million for fiscal 2005, compared to revenues of $4.2 million for fiscal 2004. Net revenues for the Pharmaceuticals Business Unit increased 18% compared to the prior year as a result of gains in net revenues from ViziLite® driven largely by sales and marketing efforts.
     Gross profit as a percentage of net revenues for fiscal 2005 decreased to 64% from 68% primarily due to the reduction in higher margin sales to wholesalers for Peridex® in the Pharmaceuticals Business Unit. The decrease in the Peridex® gross profit percent offset improvements in ViziLite® in fiscal 2005. In the prior year, higher cost of product for ViziLite® resulted from its product launch.

     Marketing and selling expenses as a percentage of net revenues for fiscal 2005 increased to 53% from 30%. This increase was primarily due increased marketing support in the Pharmaceuticals Business Unit for ViziLite®.
     General and administrative expenses were $8.9 million, or 178% of net revenues, for fiscal 2005, compared to $7.7 million, or 182% of net revenue, for fiscal 2004. The increased G&A expenses were driven primarily by professional fees incurred at the corporate level in connection with our Sarbanes-Oxley Section 404 internal control compliance efforts. We incurred $789,000 for fiscal 2005 related to Sarbanes-Oxley 404 compliance.
     Research and development expenses increased $1.2 million, or 22%, to $6.7 million for fiscal 2005 from $5.5 million for fiscal 2004. The increase in research and development expenses is due primarily to costs for our OraTest® regulatory program and for the re-commissioning our ZTCtm manufacturing facility.
     Depreciation and amortization expenses increased $171,000, or 15%, to $1.3 million for fiscal 2005 from $1.1 million for fiscal 2004. The increase in depreciation expense resulted from the additions of property and equipment for the Biotechnology Business Unit manufacturing facility re-commissioning project. Increased amortization resulted from additions of patents and trademarks in the Pharmaceuticals Business Units.
     Other income for fiscal 2005 was $32,000 compared to $235,000 in the prior year. A reduction in short-term borrowing over the prior year period resulted in decreased interest expense. The prior year includes a $470,000 gain on the sale and leaseback of our Corporate Headquarters facility. On January 30, 2004, as part of our strategy to employ financial assets in core business competencies, we completed the sale and a five-year leaseback of our corporate headquarters for approximately $1.7 million in net cash. We realized a pre-tax gain of $1.2 million, of which we recognized approximately $470,000 in the quarter ended January 31, 2004. The $470,000 gain represents the excess of the net proceeds over the net present value of the future lease payments. The balance of the gain of $765,000 was deferred and will be amortized on a straight-line basis over the five-year lease term as a reduction of rent expense in general and administrative expenses. The leaseback is accounted for as an operating lease.
Pharmaceuticals
     Selected financial information for the Pharmaceuticals Business Unit follows for the fiscal years ended July 31, 2005 and 2004 (dollars in thousands):

	Fiscal Years Ended July 31,
			%
	2005	2004	Change
Net revenues	$5,018	$4,249	18
Gross profit	3,223	2,910	11
Gross profit %	64%	68%
Loss from operations before income taxes	(1,011)	(619)	(63)
     The Pharmaceuticals Business Unit has more complex operations than our Nutraceuticals Business Unit since it competes in multiple markets (direct to dental professionals and sales to dental distributors via independent reps ) with three distribution methods (wholesalers, master distributor arrangement, and independent sales representatives). The key factors influencing the Pharmaceuticals Business Unit’s financial performance and operations during fiscal 2005 include:
•	A continued product rollout of ViziLite® with emphasis in key markets that resulted in improving sales trends;

•	Strengthening the position of Peridex® in the direct to dental market via competitive new advertising and new packaging forms; and

•	Increased marketing and selling investment to support the ViziLite® rollout and to increase Peridex® brand value.
     Net revenues for fiscal 2005 for the core products in the Pharmaceuticals Business Unit increased 18% to $5.0 million compared to $4.2 million for fiscal 2004. This increase resulted primarily from gains in net revenues from ViziLite® driven largely by sales and marketing efforts. The growth in ViziLite® net revenues continues through our strategy of educating the dental professional and broadening distribution channels. Net revenues for our Peridex® product decreased between years primarily because of softer United States wholesaler demand.
     During 2005, we continued to fine-tune our product-to-market strategy for ViziLite® based on our experience relating to the requirements for achieving awareness, education, trial and repeat purchases of this unique product within the dental profession. A network of independent representatives was contracted to serve as an overlay to the national network of distributors carrying ViziLite®, as well as to bring additional focus to the device during distributor representative sales calls. Additionally, the American Dental Association reimbursement code intended to cover the ViziLite® exam became available for use beginning in January 2005. Reimbursement codes can be used to report dental procedures provided under public and private dental insurance benefits plans. Obtaining insurance reimbursement from specific carriers is a separate process. We are now engaged in this process of obtaining specific carrier reimbursement for our ViziLite® product.

     Gross profit as a percentage of net revenues for the core products in the Pharmaceuticals Business Unit decreased to 64% during fiscal 2005 from 68% for fiscal 2004, primarily due to the reduction in higher margin sales to wholesalers for Peridex®. The decrease in the Peridex® gross profit percent offset improvements in ViziLite® in fiscal 2005. In the prior year, higher cost of product for ViziLite® resulted from its product launch.
     Operating loss before incomes taxes for the Pharmaceuticals Business unit was $1.0 million for fiscal 2005 compared to $619,000 for the prior fiscal year. The increase in the operating loss before income taxes resulted from increased selling and marketing expenses offsetting the gross profit increase of the core product lines in the Pharmaceuticals Business unit.
Biotechnology
     Selected financial information for the Biotechnology Business Unit follows for the fiscal years ended July 31, 2005 and 2004 (dollars in thousands):

	Fiscal Years Ended July 31,
			%
	2005	2004	Change
Net revenues	$—	$—	—
Research and development expense	6,696	5,476	22
Loss from continuing operations before income taxes	(8,541)	(7,142)	(20)
     A number of factors influenced the financial results for the Biotechnology Business Unit in fiscal 2005, including:
•	Increased spending for the OraTest® product regulatory program;

•	Continued development of a commercialization strategy for the OraTest® product;

•	Approval of modifications to the current OraTest® regulatory program submitted to the FDA and aimed at reducing the program’s overall duration and total cost;

•	Re-commissioning of our ZTCtm manufacturing facility to support our regulatory program and the production of ViziLite® Plus with TBlue630tm, the first commercialized use of our ZTCtm technology;

•	Renegotiation of the General Services Agreement with Quintiles Transnational Corp. (“Quintiles”), our contract research organization, to support the modifications to our regulatory program;

•	Expanded use of our Medical Advisory Board, whose members are some of the world’s leading researchers studying cancers located in the head and neck, to assist in development of our regulatory strategy and in development of our product commercialization strategy; and

•	Evaluation of other ZTCtm pre-cancer and cancer detection applications.
     The loss from continuing operations before income taxes for the Biotechnology Business Unit was $8.5 million for fiscal 2005, a 20% increase over the $7.1 million for fiscal 2004. This was driven by an increase of $1.2 million in regulatory program expenses related to the OraTest® product.
Inflation and Seasonality
     Inflation has had no unique or material effect on the operations or financial condition of our businesses. Our consolidated operations are not considered seasonal in nature.
Liquidity and Capital Resources
Overview
     Historically, our liquidity needs arise from working capital requirements, the funding of our OraTest® regulatory program and the launch of our new products, and debt service. We have met these cash requirements through our cash and cash equivalents, borrowings under our credit facility, cash from operations and working capital management, the sale of non-core assets and proceeds from the issuance of common stock under our employee stock option and stock purchase programs.
     We derived nearly all of our revenues from sales of Ester-C®, Peridex®, and ViziLite®. In generating these revenues, we are dependent on a few key customers. Even after the disposition of our Nutraceuticals Business Unit and for the immediate future, we will continue to be dependent on a few customers in connection with our remaining products. A loss of any of our key customers, a reduction in sales to such key customers for any reason, or a failure to fulfill their financial or other obligations due to us could have a material adverse affect on our business, financial condition and results of operation, and our ability to obtain financing. Additionally, the development of our products may require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities.
     In March 2006, in an effort to infuse additional liquidity into the company, we entered into the new $40 million Credit Facility with Black Diamond Commercial Finance, L.L.C. which replaced our borrowing arrangement with Wells Fargo Bank and we borrowed $20 million under this facility. From the loan proceeds, we repaid $3.5 outstanding under the Wells Fargo line of credit and fully secured the letter of credit supporting the IDA bonds outstanding. The balance of the proceeds received from the Credit Facility provided working capital for general corporate needs.
     We evaluated the strategic direction of the company and believe that it is appropriate to complete our transformation to a company focused on cancer detection as the strategic focus of the business. Management believes that our greatest potential lies within the products and potential products within the Pharmaceutical and Biotechnology Business Units. Consequently, we entered into a stock purchase agreement to divest the Nutraceuticals Business Unit and completed the disposition on October 2, 2006. From the proceeds, we retired the debt outstanding under the Credit Facility and we plan to use the net proceeds from the sale to pursue opportunities that are focused on the development and commercialization of cancer detection products from our Pharmaceuticals and Biotechnology Business Units, which may involve an acquisition to increase our ability to deliver ViziLite® and OraTest ®, our oral cancer detection product, into the dental marketplace, and for our working capital needs.
     We anticipate that our current cash and cash equivalents, along with cash generated from operations and working capital management, the sale of non-core assets, and proceeds from the issuance of common stock under our employee stock option and stock purchase programs are adequate to fund our current level of operations over the next 12 months. However, in order to complete this shift in our strategic direction, we will likely need to raise additional funds. If we are unable to obtain financing on acceptable terms, or at all, we may be required to (i) delay or not complete the potential acquisition; (ii) delay, scale back or eliminate some or all of our research and product development programs or acquisition activity; (iii) limit the marketing of our products; or (iv) license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop and market ourselves.
     Selected cash flow and working capital information is set forth in the table below (dollars in thousands):

	Fiscal Years Ended July 31,
	2006	2005
Net cash used in operating activities	$(20,809)	$(7,387)
Net cash provided by (used in) investing activities	(5,290)	16,588
Net cash provided by (used in) financing activities	17,119	57

	July 31,	July 31,
	2006	2005
Cash and cash equivalents	$3,958	$12,938
Working capital	(6,854)	22,824
Current ratio	0.8	3.3
     At July 31, 2006, our primary sources of liquidity included cash and cash equivalents of approximately $3.9 million compared to approximately $12.9 million at July 31, 2005. Our working capital was approximately $(6.9) million at July 31, 2006 compared to approximately $22.8 million at July 31, 2005. The primary causes for the working capital decrease are (i) the current obligation classification of our secured term loan facility, which was repaid in October 2006, (ii) the reduction in accounts receivable at our Nutraceuticals Business Unit resulting from its sales downturn, and (iii) the decline in our cash balance, which resulted from funding our operating loss.
Operating Activities
     Net cash used in operating activities was $20.8 million during the fiscal year ended July 31, 2006 compared to $7.4 million during the same period last year. The increase in net cash used in operating activities during this period resulted primarily from the funding of our operating loss, the increase in inventory arising from lower than anticipated sales levels, a decrease in our accounts payable and accrued liabilities, and business development costs related to the disposition of the Nutraceuticals Business Unit and the potential acquisition. These uses were offset primarily by (i) non-cash items related primarily to depreciation and amortization, stock based compensation, and financing costs and discounts related to our Credit Facility; and (ii) a decrease in accounts receivable of $7.5 million.
Investing Activities
     Net cash used in investing activities during the fiscal year ended July 31, 2006 was $5.3 million compared to net cash provided by investing activities of $16.6 million for the comparable period of fiscal 2005. Cash was used to increase the restricted cash collateral for the letter of credit supporting the IDA bonds and for capital asset purchases and expenditures for patents and trademarks. Capital expenditures for property and equipment were $1.0 million for the fiscal year ended July 31, 2006 compared to $1.9 million for the fiscal year ended July 31, 2005. Our capital expenditures were directed toward investments in (i) an improved Ester-C® production and development capability at the Nutraceuticals Business Unit, and (ii) preparations for commercialization of T-Blue630tm and OraTest® in the Biotechnology Business Unit. The prior year results include $11.0 million of net proceeds associated with the Zilactin disposition.
Financing Activities
     Net cash provided by financing activities for the fiscal year ended July 31, 2006 was $17.1 million compared to $57,000 during the comparable period of fiscal 2005. Proceeds from the term loan under our new Credit Facility were the primary source of funds in the current year while issuance of common stock under our employee stock purchase plan and exercised stock options provided funds in both years. Short-term borrowings under our previous line of credit with Wells Fargo Bank provided funding during the period. On March 24, 2006, we repaid $3.5 million outstanding under the Wells Fargo line of credit with proceeds from the new term loan.
   Income Taxes
     At July 31, 2006, we had net operating loss (“NOL”) carry forwards for federal tax purposes of approximately $40.2 million that expire in years 2009 through 2026. Our ability to utilize the federal NOL carry forwards may be impaired if we continue to incur operating losses. Valuation allowances were provided for the entire amount of our net deferred tax assets.
   Black Diamond Credit Facility
     On March 24, 2006, we, certain of our domestic subsidiaries and Black Diamond Commercial Finance, L.L.C. (“BDCF”), as the initial lender and administrative agent, entered into a $40 million credit facility (the “Credit Facility”) consisting of a $20 million term loan credit facility, available immediately, (the “Term Loan Facility”) and a $20 million incremental term loan facility (the “Tack-On Facility”), available upon the occurrence of certain events.
     Balances under the Term Loan Facility accrued interest at a rate per annum of 14.00%, of which 10% per annum is payable monthly in arrears and the remainder was added to the principal balance outstanding under the Term Loan Facility. The Credit Facility was set to mature on March 24, 2008. The Credit Facility contained affirmative and negative covenants, and events of default, including, but not limited to, certain restrictions related to the use of proceeds, payment of dividends, the redemption of preferred stock, capital expenditures, and the entering into of guarantees, acquisitions, mergers or consolidations, maintaining certain financial covenants relating to earnings and cash levels, restrictions on incurring or canceling indebtedness, restrictions on incurring liens, restrictions on disposing of assets, making investments, making payments on debt instruments, entering into affiliate transactions, entering into sale/leaseback transactions, and amending existing contracts. The Credit Facility was secured (i) with certain exceptions, by a first priority interest in substantially all of our assets, and (ii) the pledge and physical possession of the capital stock of certain of our domestic subsidiaries. The Credit Facility contained minor prepayment penalties associated with repaying or refinancing the outstanding balances within six months of March 24, 2006. At July 31, 2006, $19.9 million was outstanding under the Credit Facility.
     In connection with obtaining the Credit Facility, we paid $2.3 million in financing costs, which are amortized to interest expense over the two-year term of the loan on a straight-line basis, which approximates the effective interest method. Interest expense related to these costs was $400,000 for the fiscal year ended July 31, 2006.
     On March 24, 2006, in connection with entering into the Credit Facility, we terminated and repaid $3.5 million outstanding under our Credit and Security Agreement (the “Wells Fargo Facility”) dated as of February 6, 2004 between Zila, Inc. and certain of its subsidiaries and Wells Fargo Business Credit, Inc and paid termination fees of $205,000 which were recorded in Other Expense.
     In connection with entering into the Credit Facility and terminating the Wells Fargo Facility, the Company terminated a guarantee and deed of trust associated with the replacement letter of credit for the benefit of the holders of Industrial Development Revenue Bonds, the proceeds of which were used for the construction of the Prescott Facility. In place of the guarantees and deed of trust, the Company increased the balance of the related interest bearing collateral account to approximately $3.6 million.
     As consideration for entering into the Credit Facility, we issued a warrant to BDCF to purchase 1.2 million shares of our common stock. BDCF subsequently transferred such warrant to an affiliate, namely BDC Finance, L.L.C. (“BDC”). The warrant initially had an exercise price of $3.79 per share and expires March 24, 2011. As consideration and inducement to enter into the First and Fifth Amendments to Credit Agreement, the exercise price of the warrant was reduced to $3.14 and $2.22 per share, respectively. We recorded debt discount of $2.2 million based on the portion of the proceeds allocated to the fair value of the warrant. Pursuant to a registration rights agreement entered into in connection with the credit facility, we were required to register with the Securities and Exchange Commission the common stock underlying the warrant. In accordance with Emerging Issues Task Forces Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”), we recorded a warrant liability at March 24, 2006, of $2.2 million representing the fair value of the warrant shares. We re-value the warrant at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings. At July 31, 2006, the fair value of the warrant liability increased $137,000 resulting in a charge to earnings. The warrant is exercisable at any time during its five-year contract term and is included in current liabilities in our balance sheet. The re-pricing of the warrant from $3.79 to $3.14 per share had the effect of increasing the value of the warrant by approximately $171,000.
     On June 6, 2006, we entered into the First Amendment to the Credit Facility. The amendment waived the requirement to comply with certain financial covenants for specified periods, required the re-pricing of the warrant that was issued in connection with the Credit Facility, amended the restricted payment provisions to allow for the payment for the dividends under our Series B convertible preferred stock, amended the timing for placement of a mortgage or deed of trust on the Prescott Facility, and required the payment of $200,000 in fees.
     On August 1, 2006, Zila, Inc. received a notice of default and reservation of rights letter from BDCF, in connection with non-compliance with certain minimum EBITDA financial covenants with respect to the Nutraceuticals Business Unit contained in the Credit Agreement. On August 4, 2006, the Borrowers entered into a Second Amendment to Credit Agreement and Waiver. This amendment, among other things,: (i) waived the requirement to comply with certain minimum EBITDA financial covenants with respect to the Nutraceuticals Business Unit for the month of June 2006, (ii) included additional financial reporting requirements related to minimum unrestricted cash, cash flow forecasts and related certifications, (iii) amended the timing for placement of a mortgage or deed of trust on the Prescott Facility, and (iv) required the payment of a $150,000 amendment fee. This amendment waived any existing defaults related to this minimum EBITDA financial covenant and a few other minor defaults related to the Credit Agreement.
     On August 18, 2006, the Borrowers entered into a Third Amendment to Credit Agreement and Waiver (the “Third Amendment”). Among other things, the Third Amendment: (i) reduced the minimum unrestricted balance of cash and cash equivalents (as defined in the Credit Agreement) required to be held by Borrowers at the end of each week; (ii) allowed for prepayment of indebtedness if such prepayment is in conjunction with the Stock Purchase Agreement by and between NBTY, Inc. and the Company dated as of August 13, 2006 (the “Stock Purchase Agreement”); (iii) added as an Event of Default (as defined in the Credit Agreement) termination of the Stock Purchase Agreement on or before October 31, 2006;(iv) waived the requirement to comply with the minimum unrestricted cash covenant for the week ended August 11, 2006; and (v) required the payment of a $50,000 amendment fee.
     On August 31, 2006, the Borrowers entered into a Fourth Amendment to Credit Agreement and Waiver (the “Fourth Amendment”). Among other things, the Fourth Amendment: (i) modified the date on which the Borrowers must furnish to BDCF certain of their unaudited consolidated financial information; (ii) reduced the minimum unrestricted balance of cash and cash equivalents (as defined in the Credit Agreement) required to be held by Borrowers at the end of each week; and (iii) waived the requirement to comply with the minimum LTM EBITDA (as defined in the Credit Agreement) with respect to the Borrowers and the Nutraceuticals Business for the fiscal month ended July 31, 2006, and (iv) required the payment of a $100,000 amendment fee.
     On September 25, 2006, the Borrowers entered into a Fifth Amendment to Credit Agreement and Waiver (the “Fifth Amendment”). Among other things, the Fifth Amendment: (i) modified the date on which the Borrowers must furnish to BDCF certain of their unaudited consolidated financial information; (ii) increased the minimum unrestricted balance of cash and cash equivalents (as defined in the Credit Agreement) required to be held by Borrowers at the end of each week; and (iii) waived the requirement to comply with the minimum LTM EBITDA (as defined in the Credit Agreement) with respect to the Borrowers and the Nutraceuticals Business for the fiscal month ended August 31, 2006, (iv) required the re-pricing of the warrant that was issued in connection with the Credit Facility to a price of $2.22 per share, and (v) required the payment of a $50,000 amendment fee. The re-pricing of the warrant from $3.14 to $2.22 per share had the effect of increasing the value of the warrant by approximately $220,000.
     On October 2, 2006, we repaid approximately $20.0 million outstanding under the Credit Facility, plus accrued interest, from the proceeds of the disposition of the Nutraceuticals Business. Unamortized debt financing costs and debt discount will be written-off in the first fiscal quarter ended October 31, 2006. At July 31, 2006 unamortized deferred financing costs and debt discount for the Credit Facility were $3.7 million.
   Industrial Development Revenue Bonds
     In April 1999, Zila Nutraceuticals, Inc. entered into a transaction with The Industrial Development Authority of the County of Yavapai (the “Authority”) in which the Authority issued Industrial Development Revenue Bonds (the “Bonds”). The proceeds from the Bonds were loaned to Zila Nutraceuticals, Inc. for the construction of a new manufacturing and laboratory facility. The initial offerings of Bonds consisted of $3.9 million Series A and $104,000 Taxable Series B Bonds and mature in 2019. The Series B Bonds were repaid. The Bonds bear a variable interest rate that was 3.9% at July 31, 2006. In connection with the issuance of the Bonds, the Authority required that Zila Nutraceuticals, Inc. maintain, for the benefit of the bondholders, an irrevocable direct-pay letter of credit to secure payment of principal and interest. As noted above, we have placed approximately $3.6 million in an interest bearing restricted collateral account to support this letter of credit. We, as the parent company, guarantee the letter of credit.
     On September 28, 2006, we redeemed the Bonds for $2.8 million plus accrued interest. Funds in the restricted cash collateral account were utilized for this repayment. Upon the retirement of the Bonds, we will recognize a loss of approximately $216,000 for the write-off of the unamortized deferred financing costs.
   PharmaBio Investment
     In December 2002, we entered into an agreement with PharmaBio Development, Inc. (“PharmaBio”), the strategic investment group of Quintiles Transnational Corp., our contract research organization. Under this agreement, PharmaBio invested $500,000 in us. In return for the investment, we agreed to pay PharmaBio an amount equal to 5.0% of all net sales of the OraTest® product in the European Union and the United States. The aggregated amount of the royalty cannot exceed $1.25 million and the royalty is payable quarterly. The investment was recorded as long-term debt and will be amortized using the effective interest method.
   Supply Arrangements
     In the ordinary course of its business, our wholly-owned subsidiary, Zila Nutraceuticals, Inc., purchased ascorbic acid from several direct and broker-arranged suppliers. Zila Nutraceuticals, Inc. entered into three-year supply agreements with two major producers for the purchase of $26.7 million of ascorbic acid of which $13.4 million remains to be purchased in future periods. Ascorbic acid is the primary ingredient in our Ester-C® products. Purchases under one of these agreements commenced in July 2004, with the other agreement starting in January 2005. Upon the sale of the Nutraceuticals Business Unit on October 2, 2006, we are no longer obligated under these contracts.

   Preferred Stock
     On February 5, 2001, we issued 100,000 shares of Series B Convertible Preferred Stock (“Preferred Stock”) as part of the IST acquisition. The holders of the Preferred Stock are entitled to receive cumulative quarterly dividends at a rate of $0.0975 per share per fiscal quarter, payable in arrears. The Preferred stock dividends were $39,000 each year during fiscal 2006, 2005, and 2004, respectively. At July 31, 2006, accumulated accrued dividends are $9,750. The Series B Preferred can be redeemed at our option if our common stock maintains a closing price on each trading day equal to or greater than $9.00 per share for any ten trading day period. The redemption price shall be the average bid closing price on our common stock for the five trading days immediately proceeding the date we give notice. The Series B Preferred shall be convertible at the option of the holder at any time on or before December 31, 2010 into our common stock at the ratio of one-to-one. On December 31, 2010, all of the remaining Series B Preferred will be converted into our common stock at a ratio of one-to-one.
   Stock Repurchase Program
     On November 10, 1999, we announced that our Board of Directors authorized the repurchase of up to one million shares of Zila common stock from time to time on the open market depending on market conditions and other factors. As of July 31, 2005, 225,100 shares had been repurchased for $571,400. We made no purchases pursuant to this program since fiscal 2003, and we have currently suspended purchases under this program.
   EBITDA
     The following discussion includes a presentation of EBITDA, which is utilized by our management as a measure of the performance of our business units. We define “EBITDA” as earnings (loss) before interest, taxes (income), depreciation and amortization. Other companies may define such financial measure differently. We consider EBITDA to be a meaningful measure of our ongoing operations that assists us in assessing our ability to fund our regulatory program and debt service and to finance the growth of our core businesses. We also believe that this non-GAAP financial measure is useful to provide stockholders and potential investors transparency with respect to supplemental information used by management in its financial and operational decision-making.
     Although we use EBITDA as a financial measure to assess the performance of our business, we do not use it alone because it does not consider certain material costs, expenses and other items necessary to operate our business. These items include debt service costs, non-cash depreciation and amortization expense associated with long-lived assets. Because EBITDA does not consider these items, a stockholder, potential investor or other user of our financial information should not consider this non-GAAP financial measure as a substitute for net income (loss) as an indicator our financial performance in that net income (loss) provides a more complete measure of our performance.
Reconciliation of GAAP Measures to Non-GAAP Measure
(Unaudited)
(In thousands)

	Fiscal Years Ended July 31,
	2006		2005	2004
EBITDA	$(24,498)		$3,939	$(1,431)
Interest income	344		188	109
Interest expense	(2,152)		(196)	(342)
Depreciation and amortization	(3,036)		(2,746)	(2,671)
Income tax expense	(4)		(86)	(2)

Net income (loss)	$(29,346	)(b)	$1,099 (a)	$(4,337)

(a)	Includes the $9.8 million gain from the disposal of our Zilactin product line (see Note 2 of Notes to Consolidated Financial Statements).

(b)	Includes the $629,000 loss from the disposal of IST (see Note 2 of Notes to Consolidated Financial Statements).
   Contractual Obligations
     The table below summarizes our future cash contractual obligations at July 31, 2006, and the effect that such obligations are expected to have on our liquidity and cash flows for fiscal years ending July 31 (in thousands).

			2010 &
	2007	2008 & 2009	2011	Thereafter	Total
Long-term debt	$18,289	$991	$490	$1,495	$21,265
Operating leases	413	652	309	—	1,374
Capital lease obligations	72	84	—	—	156
Purchase obligations	7,975	5,379	—	—	13,354

Total	$26,749	$7,106	$799	$1,495	$36,149

     Purchase obligations include contractual arrangements for the purchase of raw materials that are legally binding and enforceable. These contractual arrangements specify all significant terms, including fixed or minimum quantities to be purchased, pricing provisions and the approximate timing of the transaction. The timing of payments for our purchase obligations is estimated based upon current information. The actual timing and amount of payment may differ from this estimate.
     Purchase orders for raw materials and other goods and services are not included in the above table. Our purchase orders may represent authorizations to purchase rather than definitive binding contractual obligations. Contractual arrangements for goods and services that contain clauses allowing for cancellation without significant penalty are not included in the above table.
     Upon the disposition of our Nutraceuticals Business Unit, on October 2, 2006, we no longer have purchase obligations of $13.4 million, obligations for operating leases of $242,000, and obligations for capital leases of $104,000.
     We do not have any off-balance sheet financing arrangements.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles in the United States. The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates related to sales allowances, chargebacks, rebates, returns and other pricing adjustments, depreciation and amortization and other contingencies and litigation. We base our estimates on historical experience and various other factors related to each circumstance. Actual results could differ from those estimates based upon future events, which could include, among other risks, changes in the business environment in which we operate and changes in the regulations governing the manner in which we sell our products. There are several accounting policies that we believe are significant to the presentation of our consolidated financial statements and require management’s most difficult, complex or subjective judgments about matters that are inherently uncertain. Note 1 to our consolidated financial statements “Nature of Business Activities and Summary of Significant Accounting Policies” summarizes each of our significant accounting policies. We believe our most critical accounting policies are as follows:
     Revenue Recognition — Revenue from sales of products is recognized when earned; that is, when the risks and rewards of ownership have transferred to the customer, which is considered to have occurred when delivery to the designated location or carrier has occurred. Cash discounts, sales incentives, and returns are estimated and recognized as a reduction of revenue at the time of sale based upon historical activity and current customer commitments. We evaluate these estimates on a quarterly basis and revise them as necessary.
     We provide for allowances for doubtful accounts and sales returns based on historical experience and a review of our receivables. Receivables are presented net of allowances for doubtful accounts and for sales returns of $70,000 at July 31, 2006 and $150,000 at July 31, 2005. We evaluate these estimates on a quarterly basis and revise them as necessary.
     On occasion, we enter into arrangements to license our technology on specifically approved products. For those arrangements where we have continuing involvement with the licensee, nonrefundable, upfront license fees are recognized systematically as they are earned over the life of the agreement. Fees associated with substantive, at risk, performance milestones are recognized as revenue upon their completion, as defined in the respective agreements. For perpetual licenses or manufacturing rights agreements, where: (i) we have no further continuing involvement with the licensee; (ii) the fees are nonrefundable; and (iii) the fees are not a prepayment of future royalties, we recognize the fees as revenue at the time the arrangement becomes effective. The assessment of existence or extent of continuing involvement requires significant judgment and analysis of the contractual requirements and other factors relating to the business relationship between the parties.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Actual results could differ from those estimates.
     Significant estimates include: (i) useful lives of intangibles; (ii) impairment analyses; (iii) depreciable lives of assets; (iv) income tax valuation allowances; (v) contingency and litigation reserves; (vi) inventory valuation; (vii) allowances for accounts receivable, cash discounts, sales incentives and sales returns; and valuation assumptions for share-based payments.
     We make changes in estimates as appropriate, and as we become aware of circumstances surrounding those estimates. Such changes and refinements in estimation methodologies are reflected in reported results of operations in the period in which the changes are made and, if material, their effects are disclosed in the Notes to Consolidated Financial Statements.
     Our impairment analyses include significant estimates with respect to cash flows and fair values. The factors that affect these estimates include the following:

     The cash flows used to measure long-lived assets related to the OraTest® product are dependent upon obtaining FDA approval and generating sufficient revenues from sales of the OraTest® product. The rigorous clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities before any new drug can be marketed by us can take a number of years and require the expenditure of substantial resources. Obtaining such approvals and completing such testing is a costly and time-consuming process, and approval may not be ultimately obtained. The length of the FDA review period varies considerably, as does the amount of clinical data required to demonstrate the safety and efficacy of a specific product. Net long-lived assets related to the OraTest® product as of July 31, 2006 of $5.7 million have been capitalized.
     The cash flows used to measure long-lived assets related to the ViziLite® Plus products are dependent upon our ability to properly market the products to a sufficient number of dentists so they become integrated within their practice. ViziLite® Plus with TBlue630tm is a patented, FDA-cleared device for enhancing visualization of oral tissue abnormalities in patients at high risk for oral cancer. It consists of a disposable, chemiluminescent, low-wavelength light and Zila Tolonium Chloride lesion marking system. It is used in combination with traditional oral screening to increase identification, evaluation and monitoring of oral mucosal abnormalities. Achieving our sales goals requires significant training and education about the products’ attributes to the dental professionals. We have added significant marketing, sales and educational costs targeted towards achieving market acceptance within a reasonable timeframe, and we have revised our business model accordingly with current sales and costs assumptions. Net long-lived assets related to the ViziLite® products as of July 31, 2006 of $2.2 million have been capitalized.
     Goodwill, Intangibles and Other Long-Lived Assets — We have made acquisitions of products and businesses that include goodwill, license agreements, patents and trademarks, product rights and other intangible and long-lived assets. We assess the impairment of goodwill, intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying value of any of these assets may not be recoverable. Such events or circumstances might include a significant decline in market share and/or significant negative industry or economic trends, a significant decline in profits and/or significant underperformance relative to expected historical or projected operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, rapid changes in technology, significant litigation or other items. In evaluating the recoverability of goodwill, intangibles and other long-lived assets, our policy is to compare the carrying amounts of such assets with the estimated undiscounted future operating cash flows. If we have changes in events or circumstances, including reductions in anticipated cash flows generated by our operations or determinations to divest of certain assets, certain assets could be impaired which would result in a charge to earnings.
     In accordance with SFAS No. 142 — “Goodwill and Other Intangibles,” our policy is to review the carrying amounts of goodwill and certain intangible assets with indefinite lives at least annually as of May 1 or, as described above, whenever events or changes in circumstances indicate that the carrying amount of the asset may be impaired.
     The following is a summary of the significant components of our goodwill and intangible assets and our impairment methodology for each.
     Zila Pharmaceuticals Goodwill — Goodwill is related to the Peridex® product which was acquired from Procter & Gamble in November 1997. At July 31, 2006, the carrying value of the Peridex goodwill was $4.0 million. We review the carrying value of Zila Pharmaceuticals goodwill at least annually as of May 1 or, as described above, whenever events or changes in circumstances indicate that the carrying amount of the asset may be impaired.
     Zila Nutraceuticals Goodwill — Goodwill and trademarks totaling approximately $10.7 million (net of accumulated amortization of $4.8 million) are related to the Ester-C® group of products. These assets were acquired by merger in 1997 and are combined for purposes of testing for impairment. We reviewed the carrying value of Zila Nutraceuticals goodwill as of May 1, 2006, and upon the disposition of our Nutraceuticals Business Unit on October 2, 2006, and determined that the carrying value of the asset was not impaired.
     OraTest® — The purchase of CTM eliminated our obligation to pay royalties to CTM on future sales of the OraTest® product. The recoverability of the $2.6 million net purchased technology rights is dependent upon obtaining FDA approval and generating sufficient revenues from future sales of the OraTest® products. For purposes of testing recoverability, the following are grouped with purchased technology rights: (i) fixed assets of approximately $1.3 million (primarily related to our manufacturing facility); (ii) patents and patents pending of $1.8 million; and (iii) $428,000 of OraTest® clinical rinse and swab inventory, ZTCtm drug substance, the active ingredient in the OraTest® product, and its related components. We have prepared a probability-weighted analysis of potential future cash flows under various possible outcomes. Significant assumptions in the analysis include the expected date and overall likelihood of FDA approval, cost of the remaining regulatory program, cost of the marketing roll out, future net cash flows associated with sales of the products and the probabilities assigned to each possible outcome. The assumptions included in the analysis are updated whenever events or changes in circumstances indicate that the carrying amount may be impaired.
Recently Issued Accounting Pronouncements
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements,” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance-sheet and income-statement approaches, (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors, and (iii) to adjust their financial statements if the new combined approach results in a conclusion is that an error is material. SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years. It indicates that the current-year correction of a material error that includes prior-year effects may result in the need to correct prior-year financial statements even if the misstatement in the prior year or years is considered immaterial. Any prior-year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Because the combined approach represents a change in practice, the SEC staff will not require registrants that followed an acceptable approach in the past to restate prior years’ historical financials statements. Rather, these registrants can report the cumulative effect of adopting the new approach as an adjustment to the current year’s beginning balance of retained earnings. If the new approach is adopted in a quarter other than the first quarter, financial statements for prior interim periods within the year of adoption may need to be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006, which for us would be our fiscal year beginning August 1, 2007. We are currently evaluating the impact of SAB No. 108.
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be our fiscal year beginning August 1, 2008.
     In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, which for us would be our fiscal year beginning August 1, 2007, and the provisions of FIN 48 will be applied to all tax positions upon initial adoption of the Interpretation. The cumulative effect of applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. We are currently evaluating the impact of FIN 48 on our financial statements but do not believe that its adoption will have a material effect on our financial position or results of operations.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Statements No. 133 and 140” (SFAS No. 155). This standard amends the guidance in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Specifically, SFAS No. 155 amends SFAS No. 133 to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided the whole instrument is accounted for on a fair value basis.
     Additionally, SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for us would be our fiscal year beginning August 1, 2007. We do not expect that the adoption of SFAS No. 155 will have a material impact on our results of operations or financial position.